Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FOURTH-QUARTER AND FULL-YEAR 2016 RESULTS; PROVIDES 2017 GUIDANCE

•
The Company reported record GAAP and ongoing (non-GAAP) earnings per diluted share for the full year; GAAP earnings per diluted share were $11.50, while ongoing business earnings per diluted share(1) were $14.06.

•
In 2017, the Company expects to deliver GAAP earnings per diluted share of $13.25 to $14.25 and ongoing business earnings per diluted share(1) of $15.25 to $16.25 through aggressive cost reduction and leveraging its robust pipeline of innovative new products.

•	Also in 2017, the Company expects to generate significant free cash flow(3) improvement to approximately $1 billion driven by earnings growth and strong working capital management.

•
The Company continued its balanced approach to capital allocation with $525 million of share repurchases and $294 million in dividend payments for the full year. The Company intends to continue repurchasing stock in 2017.

•	The Company plans to hold an Investor Day in New York City in early May 2017.
BENTON HARBOR, Mich., January 26, 2017 - Whirlpool Corporation (NYSE: WHR) announced today fourth-quarter GAAP net earnings of $180 million, or $2.36 per diluted share, compared to $180 million, or $2.28 per diluted share, reported for the same prior-year period. Fourth-quarter ongoing business earnings per diluted share(1) totaled $4.33 compared to $4.10 in the same prior-year period.

"We delivered our fifth consecutive year of record ongoing earnings per share through the continued execution of our long-term strategic priorities," said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. "We also continued to create value through our capital allocation strategy, funding our innovation programs with strong levels of investment while returning a record $800 million to shareholders through dividends and share repurchases."

Fourth-quarter net sales were $5.7 billion, compared to $5.6 billion in the same prior-year period. Excluding the impact of currency, sales increased over 2 percent.

Fourth-quarter GAAP operating profit totaled $335 million, or 5.9 percent of sales, compared to $380 million, or 6.9 percent of sales, in the same prior-year period. Fourth-quarter ongoing business operating profit(2) totaled $425 million, or 7.5 percent of sales, compared to $468 million, or 8.4 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, cost productivity, unit volume growth, benefits from cost and capacity reduction initiatives and acquisition cost synergies partially offset unfavorable impacts from product price/mix and foreign currency; on a GAAP basis, results were negatively impacted by acquisition-related transition costs, and prior-year results were negatively impacted by the recognition of expenses related to a legal settlement.

For the full year, net sales were $20.7 billion compared to $20.9 billion in 2015. Excluding the impact of currency, sales increased by 2 percent. GAAP operating profit totaled $1.4 billion, compared to $1.3 billion in the prior year. Full-year ongoing business operating profit(2) totaled $1.6 billion, or 7.8 percent of sales, compared to $1.6 billion, or 7.5 percent of sales, in the prior year. GAAP net earnings per diluted share increased to $11.50, compared to $9.83 in the prior year. Ongoing business earnings per diluted share(1) increased to $14.06, compared to $12.38 in the prior year.

For the twelve months ended December 31, 2016, the Company reported cash provided by operating activities of $1.2 billion compared to $1.2 billion in the prior year. Whirlpool Corporation reported free cash flow(3) of $630 million in 2016 compared to $620 million in the prior year.

FOURTH-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported fourth-quarter net sales of $3.1 billion, compared to $2.9 billion in the same prior-year period. Excluding the impact of currency, sales increased over 8 percent.

The region reported fourth-quarter GAAP operating profit of $348 million, or 11.1 percent of sales, compared to $340 million, or 11.7 percent of sales, in the same prior-year period.

Ongoing business segment operating profit(4) totaled $348 million, or 11.1 percent of sales, compared to $361 million, or 12.4 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, unit volume growth and cost productivity were more than offset by unfavorable product price/mix and foreign currency; on a GAAP basis, prior-year results were negatively impacted by the recognition of expenses related to a legal settlement.

The Company expects full-year 2017 industry unit shipments in the U.S. to increase by 4 to 6 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported fourth-quarter net sales of $1.4 billion, compared to $1.5 billion in the same prior-year period. Excluding the impact of currency, sales decreased 8 percent.

The region reported fourth-quarter GAAP operating profit of $17 million, or 1.3 percent of sales, compared to $88 million, or 5.7 percent of sales, in the same prior-year period. Ongoing business segment operating profit(4) totaled $45 million, or 3.3 percent of sales, compared to $88 million, or 5.7 percent of sales, in the same prior-year period. Consistent with the Company's prior statements, margins were negatively impacted by approximately $40 million in the U.K. related to currency and demand weakness associated with the Brexit decision and $10 million for a production and inventory reduction. On a GAAP and ongoing basis, acquisition cost synergies were more than offset by unit volume declines, foreign currency and product price/mix; on a GAAP basis, current period results were negatively impacted by acquisition-related integration costs.

The Company expects full-year 2017 industry unit shipments to increase by 1 to 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported fourth-quarter net sales of $860 million, compared to $845 million in the same prior-year period. Excluding the impact of currency, sales decreased 7 percent.

The region reported fourth-quarter operating profit of $70 million, or 8.1 percent of sales, compared to $58 million, or 6.8 percent of sales, in the same prior-year period, driven by favorable product price/mix and benefits from cost and capacity reduction initiatives partially offset by unit volume declines.

The Company expects full-year 2017 industry unit shipments in Brazil to be flat.

Whirlpool Asia

Whirlpool Asia reported fourth-quarter net sales of $352 million compared to $312 million in the same prior-year period. Excluding the impact of currency, sales increased 18 percent.

The region reported fourth-quarter GAAP operating profit of $18 million, or 4.9 percent of sales, compared to $5 million, or 1.8 percent of sales, in the same prior-year period. Ongoing business segment operating profit(4) totaled $19 million, or 5.3 percent of sales, compared to $11 million, or 3.6 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, unit volume growth and cost productivity more than offset product price/mix and increased investments in marketing, technology and products; on a GAAP basis, prior-year results were negatively impacted by acquisition-related integration costs.

The Company expects full-year 2017 industry unit shipments to be flat to up 2 percent.

Regional Summary

"We have demonstrated our ability to effectively manage volatility in a disciplined and decisive manner," said Marc Bitzer, president and chief operating officer of Whirlpool Corporation. "We remain focused on delivering profitable revenue growth and improving working capital through operational execution and have high confidence that we will achieve our goals in the coming year."

OUTLOOK

For the full-year 2017, Whirlpool Corporation expects GAAP earnings per diluted share of $13.25 to $14.25 and ongoing business earnings per diluted share(1) of $15.25 to $16.25.

For the full-year 2017, the Company expects to generate cash from operating activities of $1.7 to $1.75 billion and free cash flow(3) of approximately $1 billion. Included in this guidance are primarily acquisition-related restructuring cash outlays of up to $165 million, legacy product warranty and liability costs of $70 million, pension contributions of $45 million and, with respect to free cash flow(3), capital spending of $700 to $750 million.

"Our long-term value creation framework is unchanged, as we build upon the strong foundation we have in place: our industry-leading brand portfolio and robust product innovation pipeline supported by our best cost global operating platform," said Fettig. "We are confident that our plans, along with disciplined operational execution by our people and our balanced capital allocation strategy, will continue to deliver record financial results for our shareholders."

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears below.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(4) A reconciliation of ongoing business segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears below.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 93,000 employees and 70 manufacturing and technology research centers throughout the world in 2016. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country around the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, industry unit shipments, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) acquisition and investment-related risk, including risk associated with our acquisitions of Hefei Sanyo and Indesit, and risk associated with our increased presence in emerging markets; (3) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (4) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (5) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (6) the ability of Whirlpool to manage foreign currency fluctuations; (7) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (8) the effects and costs of governmental investigations or related actions by third parties; (9) changes in the legal and regulatory environment including environmental and health and safety regulations; (10) Whirlpool's ability to maintain its reputation and brand image; (11) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (12) information technology system failures and data security breaches; (13) product liability and product recall costs; (14) inventory and other asset risk; (15) the uncertain global economy and changes in economic conditions which affect demand for our products; (16) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (17) our ability to attract, develop and retain executives and other qualified employees; (18) the impact of labor relations; (19) Whirlpool's ability to obtain and protect intellectual property rights; and (20) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIODS ENDED DECEMBER 31
(Millions of dollars, except share data)

	Three Months Ended		Twelve Months Ended
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$5,656	$5,560	$20,718	$20,891
Expenses
Cost of products sold	4,701	4,558	17,036	17,201
Gross margin	955	1,002	3,682	3,690
Selling, general and administrative	546	547	2,084	2,130
Intangible amortization	17	19	71	74
Restructuring costs	57	56	173	201
Operating profit	335	380	1,354	1,285
Other (income) expense
Interest and sundry (income) expense	(16)	57	79	89
Interest expense	43	41	161	165
Earnings before income taxes	308	282	1,114	1,031
Income tax expense	122	93	186	209
Net earnings	186	189	928	822
Less: Net earnings available to noncontrolling interests	6	9	40	39
Net earnings available to Whirlpool	$180	$180	$888	$783
Per share of common stock
Basic net earnings available to Whirlpool	$2.40	$2.31	$11.67	$9.95
Diluted net earnings available to Whirlpool	$2.36	$2.28	$11.50	$9.83
Weighted-average shares outstanding (in millions)
Basic	75.2	78.1	76.1	78.7
Diluted	76.3	78.9	77.2	79.7

WHIRLPOOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions of dollars, except share data)

	December 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,085	$772
Accounts receivable, net of allowance of $185 and $160, respectively	2,711	2,530
Inventories	2,623	2,619
Prepaid and other current assets	920	953
Total current assets	7,339	6,874
Property, net of accumulated depreciation of $6,055 and $5,953, respectively	3,810	3,774
Goodwill	2,956	3,006
Other intangibles, net of accumulated amortization of $387 and $327, respectively	2,552	2,678
Deferred income taxes	2,154	2,301
Other noncurrent assets	342	377
Total assets	$19,153	$19,010
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,416	$4,403
Accrued expenses	649	675
Accrued advertising and promotions	742	706
Employee compensation	390	452
Notes payable	34	20
Current maturities of long-term debt	560	508
Other current liabilities	871	980
Total current liabilities	7,662	7,744
Noncurrent liabilities
Long-term debt	3,876	3,470
Pension benefits	1,074	1,025
Postretirement benefits	334	390
Other noncurrent liabilities	479	707
Total noncurrent liabilities	5,763	5,592
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 111 million shares issued, and 74 million and 77 million shares outstanding, respectively	111	111
Additional paid-in capital	2,672	2,641
Retained earnings	7,314	6,722
Accumulated other comprehensive loss	(2,400)	(2,332)
Treasury stock, 37 million and 33 million shares, respectively	(2,924)	(2,399)
Total Whirlpool stockholders’ equity	4,773	4,743
Noncontrolling interests	955	931
Total stockholders’ equity	5,728	5,674
Total liabilities and stockholders’ equity	$19,153	$19,010

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31
(Millions of dollars)

	Twelve Months Ended
	2016	2015
	(Unaudited)
Operating activities
Net earnings	$928	$822
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	655	668
Curtailment gain	—	(63)
Changes in assets and liabilities:
Accounts receivable	(291)	(89)
Inventories	(18)	(141)
Accounts payable	37	14
Accrued advertising and promotions	46	74
Accrued expenses and current liabilities	46	(43)
Taxes deferred and payable, net	(116)	(42)
Accrued pension and postretirement benefits	(43)	(129)
Employee compensation	(38)	8
Other	(3)	146
Cash provided by operating activities	1,203	1,225
Investing activities
Capital expenditures	(660)	(689)
Proceeds from sale of assets and business	63	37
Change in restricted cash	24	47
Investment in related businesses	(12)	(70)
Other	(3)	(6)
Cash used in investing activities	(588)	(681)
Financing activities
Proceeds from borrowings of long-term debt	1,012	531
Repayments of long-term debt	(522)	(283)
Net proceeds from short-term borrowings	55	(465)
Dividends paid	(294)	(269)
Repurchase of common stock	(525)	(250)
Purchase of noncontrolling interest shares	(25)	—
Common stock issued	26	38
Other	(5)	(9)
Cash used in financing activities	(278)	(707)
Effect of exchange rate changes on cash and cash equivalents	(24)	(91)
Increase (decrease) in cash and cash equivalents	313	(254)
Cash and cash equivalents at beginning of period	772	1,026
Cash and cash equivalents at end of period	$1,085	$772

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit (loss), ongoing business operating margin, earnings before interest and taxes (EBIT), EBIT margin, ongoing business EBIT, ongoing business EBIT margin, ongoing business earnings, ongoing business earnings per diluted share, ongoing business segment operating profit (loss), ongoing business segment operating margin, sales excluding currency and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net sales, reported operating profit (loss) by segment, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. GAAP net earnings available to Whirlpool per diluted share and ongoing business earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Prior-period comparisons have been recast to reflect the tax impact of adjustments as a single adjustment. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Fourth-Quarter 2016 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended December 31, 2016. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our fourth-quarter adjusted effective tax rate of 7.5%.

	Three Months Ended
	December 31, 2016
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$335	$351	$2.36
Restructuring Expense(d)	57	57	0.75
Acquisition Related Transition Costs	33	34	0.45
Legacy Product Warranty and Liability Expense(c)	—	(29)	(0.37)
Income Tax Impact	—	—	(0.07)
Normalized Tax Rate Adjustment(b)	—	—	1.21
Ongoing Business Measure	$425	$413	$4.33

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$180
Net earnings available to noncontrolling interests	6
Income tax expense (benefit)	122
Interest expense	43
Earnings Before Interest & Taxes(5)	$351

Fourth-Quarter 2015 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended December 31, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our fourth-quarter adjusted effective tax rate of 14.1%.

	Three Months Ended
	December 31, 2015
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$380	$323	$2.28
Restructuring Expense(d)	56	56	0.71
Acquisition Related Transition Costs	11	12	0.15
Antitrust and Dispute Resolutions	21	22	0.28
Gain/Expenses Related to a Business Investment	—	18	0.23
Income Tax Impact	—	—	(0.19)
Normalized Tax Rate Adjustment(b)	—	—	0.64
Ongoing Business Measure	$468	$431	$4.10

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$180
Net earnings available to noncontrolling interests	9
Income tax expense (benefit)	93
Interest expense	41
Earnings Before Interest & Taxes(5)	$323

Ongoing Business Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended December 31, 2016. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	December 31, 2016
	Segment Operating Profit (Loss)	Restructuring Expense(d)	Acquisition Related Transition Costs	Ongoing Business Segment Operating Profit (Loss)
North America	$348	$—	$—	$348
EMEA	17	—	28	45
Latin America	70	—	—	70
Asia	18	—	1	19
Other/Eliminations	(118)	57	4	(57)
Total Whirlpool Corporation	$335	$57	$33	$425

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended December 31, 2015. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	December 31, 2015
	Segment Operating Profit (Loss)	Restructuring Expense(d)	Acquisition Related Transition Costs	Antitrust and Dispute Resolutions	Ongoing Business Segment Operating Profit (Loss)
North America	$340	$—	$—	$21	$361
EMEA	88	—	—	—	88
Latin America	58	—	—	—	58
Asia	5	—	6	—	11
Other/Eliminations	(111)	56	5	—	(50)
Total Whirlpool Corporation	$380	$56	$11	$21	$468

Full-Year 2016 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2016. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 16.6%.

	Twelve Months Ended
	December 31, 2016
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$1,354	$1,275	$11.50
Restructuring Expense(d)	173	173	2.24
Acquisition Related Transition Costs	82	86	1.11
Legacy Product Warranty and Liability Expense(c)	3	(23)	(0.30)
Income Tax Impact	—	—	(0.49)
Ongoing Business Measure	$1,612	$1,511	$14.06

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$888
Net earnings available to noncontrolling interests	40
Income tax expense (benefit)	186
Interest expense	161
Earnings Before Interest & Taxes(5)	$1,275

Full-Year 2015 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 20.3%.

	Twelve Months Ended
	December 31, 2015
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$1,285	$1,196	$9.83
Restructuring Expense(d)	201	201	2.52
Acquisition Related Transition Costs	57	64	0.80
Benefit Plan Curtailment Gain	(62)	(62)	(0.78)
Gain/Expenses Related to a Business Investment	—	(46)	(0.58)
Legacy Product Warranty and Liability Expense(c)	42	42	0.53
Pension Settlement Charges(a)	15	15	0.19
Antitrust and Dispute Resolutions	21	35	0.44
Income Tax Impact	—	—	(0.57)
Ongoing Business Measure	$1,559	$1,445	$12.38

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$783
Net earnings available to noncontrolling interests	39
Income tax expense (benefit)	209
Interest expense	165
Earnings Before Interest & Taxes(5)	$1,196

Full-Year 2017 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2017. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate of 22%.

	Twelve Months Ending
	December 31, 2017
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$ 1,625 - 1,725	$ 1,510 - 1,610	$ 13.25 - 14.25
Restructuring Expense(d)	200	200	2.62
Income Tax Impact	—	—	(0.58)
Ongoing Business Measure	$ 1,825 - 1,925	$ 1,710 - 1,810	$ 15.25 - 16.25

(5) Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. Whirlpool does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of Whirlpool's overall net earnings -- implicates Whirlpool's projections regarding the earnings of Whirlpool's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Note: Numbers may not reconcile due to rounding.

Footnotes:

a.	PENSION SETTLEMENT CHARGES - During the full-year 2015, we recognized expenses of $3 million and $12 million related to Canadian and EMEA pension settlements, respectively.

b.
NORMALIZED TAX RATE ADJUSTMENT - During the fourth quarters of 2016 and 2015, we calculated ongoing business diluted EPS using adjusted tax rates of 7.5% and 14.1%, respectively, to reconcile specific items to our full-year effective tax rates of 16.6% and 20.3%, respectively.

c.
LEGACY PRODUCT WARRANTY AND LIABILITY EXPENSE - During the full-year 2015, we recognized expenses of $39 million related to legacy product warranty and liability actions on heritage Indesit product in Europe and a $3 million charge associated with a separate product recall in North America. During the full-year 2016, we sought indemnity under the terms of the Indesit acquisition agreements and recognized amounts recovered from the seller in interest and sundry (income) expense.

d.
RESTRUCTURING EXPENSE - During the fourth quarter of 2014, we completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. These costs are primarily related to Indesit restructuring and creating a more streamlined and efficient European operation, and also relate to certain other unique restructuring events.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles twelve months ended December 31, 2016 and 2015 and projected 2017 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Twelve Months Ended December 31,
(millions of dollars)	2016	2015	2017 Outlook
Cash provided by (used in) operating activities	$1,203	$1,225	$1,700 - $1,750
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(573)	(605)	(700) - (750)
Free Cash Flow	$630	$620	~$1,000

Cash used in investing activities**	$(588)	$(681)
Cash used in financing activities**	$(278)	$(707)

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Hefei Sanyo and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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